Filed Pursuant to Rule 424(b)(7)
Registration No. 333-147201
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated November 7, 2007)
Forest City Enterprises, Inc.
3,894,232 Shares of Class A Common Stock
     This prospectus supplement no. 1 supplements and amends the prospectus, dated November 7, 2007, relating to the offering for resale by the selling shareholders of up to 3,894,232 shares of our Class A common stock issuable upon an exchange of Class A Common Units of Forest City Master Associates III, LLC held by the selling shareholders, including certain permitted transferees of selling shareholders.
     This prospectus supplement should be read in conjunction with the prospectus, dated November 7, 2007, and is qualified by reference to such prospectus, except to the extent that the information presented herein supersedes the information contained in the November 7, 2007 prospectus. This prospectus supplement no. 1 is not complete without, and may not be delivered or utilized except in conjunction with, the November 7, 2007 prospectus, including any amendments or supplements thereto.
     Our Class A common stock is listed on the New York Stock Exchange under the symbol “FCEA.” On July 22, 2008, the last reported sale price of our Class A common stock on the New York Stock Exchange was $28.19 per share.
     Investing in our Class A common stock involves risks. Please read carefully the section titled “Item 1A. Risk Factors” beginning on page 4 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2008 filed with the Securities and Exchange Commission on March 31, 2008, which is incorporated into this prospectus supplement by reference.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 1 is July 23, 2008

SELLING SHAREHOLDERS
     Selling shareholders, including their permitted transferees or donees or their successors, may from time to time offer and sell up to an aggregate of 3,894,232 shares of our Class A common stock pursuant to this prospectus supplement and the prospectus. Certain additional selling shareholders listed in the table below are permitted transferees of holders of Class A Common Units of Forest City Master Associates III, LLC that were exchanged into shares of our Class A common stock.
     The following table sets forth information received by us on or prior to July 23, 2008 with respect to the selling shareholders and the amount of shares of Class A common stock beneficially owned by each selling shareholder that may be offered pursuant to this prospectus supplement and the prospectus. The information is based on information provided by or on behalf of the following selling shareholders to us and is as of the date of this prospectus supplement. The number of shares of Class A common stock owned by the selling shareholders or any future transferees from such holders assumes that they do not own any shares of Class A common stock other than shares of Class A common stock issuable upon an exchange of Class A Common Units of Forest City Master Associates III, LLC. The percentage of Class A Common Units indicated as owned is based on 3,646,755 Class A Common Units outstanding as of July 23, 2008.
     The information set forth below supplements the information previously listed in the prospectus.

			Shares of Class A		Shares of Class A Common		Shares of Class A
			Common Stock Issuable		Stock Issued Upon an		Common Stock to be
	Amount of Class A		Upon an Exchange of		Exchange of Class A		Beneficially Owned
	Common Units Owned		Class A Common Units		Common Units		After Offering(1)
Name of Selling Shareholder	Number	Percentage	Number	Percentage(2)	Number	Percentage(2)	Number	Percentage
Joanne M. Minieri(3)	0	*	0	*	16,477	*	0	*
David L. Berliner(3)	0	*	0	*	16,000	*	0	*
Andrew P. Silberfein(3)	0	*	0	*	16,000	*	0	*
MaryAnne Gilmartin(3)	0	*	0	*	16,000	*	0	*
Bruce R. Bender(3)	0	*	0	*	16,000	*	0	*
Richard Pesin(3)	0	*	0	*	16,000	*	0	*
James P. Stuckey(4)	0	*	0	*	16,000	*	0	*
Robert P. Sanna(3)	0	*	0	*	16,000	*	0	*
RRG Court Street Retail, LLC	85,723	2.4%	85,723	*	0	*	0	*
RRG Hanson, LLC	41,269	1.1%	41,269	*	0	*	0	*
RRG Harlem Office, LLC	30,671	*	30,671	*	0	*	0	*
FC Quartermaster Retail, L.P.	3,498	*	3,498	*	0	*	0	*
RRG Queens Place, LLC	275,438	7.6%	275,438	*	0	*	0	*

*	Less than 1%.

(1)	We do not know when or in what amounts the selling shareholders may offer shares for sale. The selling shareholders might not sell any or all of the shares offered by this prospectus supplement. Because the selling shareholders may offer any amount of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus supplement will be held by the selling shareholders.

(2)	Calculated based on 79,514,435 shares of our Class A common stock outstanding as of June 30, 2008, increased by the assumed exchange of the Class A Common Units held by the selling shareholder.

(3)	Represents an employee of Forest City Ratner Companies, LLC, one of our wholly-owned subsidiaries.

(4)	Represents a former employee of Forest City Ratner Companies, LLC, one of our wholly-owned subsidiaries.